Regency Energy Partners Elects Paul Jolas as Chief Legal Officer

DALLAS, September 8, 2009 – The Board of Directors of the general partner of Regency Energy Partners LP (Nasdaq: RGNC) announced today the election of Paul Jolas as executive vice president, chief legal officer and secretary.

Jolas joins Regency with 20 years of legal experience, including extensive experience with corporate, securities, governance, finance and transactional matters.

Prior to joining Regency, he served in various legal roles at Dallas-based Trinity Industries, Inc. (NYSE: TRN), most recently as vice president, deputy general counsel and corporate secretary.  Before joining Trinity, Jolas served as senior regional counsel for the Texas division of KB Home; general counsel, executive vice president and corporate secretary for Radiologix, Inc.; and as a member of the corporate securities group for Haynes and Boone, LLP.

“Regency is pleased to have attracted an executive as talented as Paul, who has an outstanding record in the successful execution of corporate transactions,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “We are impressed with his extensive corporate finance and securities experience, which will benefit Regency as we continue to focus on strategically growing our business.”

Jolas joined Regency on September 8, and replaces Dan Fleckman, who previously announced his resignation from Regency on May 8, to return to private practice. Fleckman has served as a legal consultant since his departure.

Jolas received a Bachelor of Arts degree in economics from Northwestern University and a Juris Doctor degree from Duke University School of Law.

Jolas serves on the Statewide Board of Directors of the Texas General Counsel Forum and the Dallas Chapter’s Board of Directors. He is past president of the Dallas Chapter of the Texas General Counsel Forum.  He is also a member of the American Bar Association, the State Bar of Texas and the Dallas Bar Association.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com